Exhibit 2.k.4

FORM OF

MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of [                 ], between Hartford Schroders Private Opportunities Fund (the “Fund”), and Hartford Funds Management Company, LLC (“HFMC”).

WHEREAS, the Fund’s Board of Trustees has appointed HFMC to serve as the investment manager of the Fund pursuant to that certain Investment Management Agreement between the Fund and HFMC, dated [ ] (the “Investment Management Agreement”); and

WHEREAS, pursuant to the terms of the Investment Management Agreement, the Fund is obligated to pay HFMC a management fee equal to an annual rate of 1.50% of the Fund’s average monthly net assets (the “Management Fee”); and

WHEREAS, the Fund and HFMC desire to enter into the arrangements described herein relating to HFMC’s contractual waiver of a portion of the Management Fee;

NOW, THEREFORE, the Fund HFMC hereby agree as follows:

1.	HFMC hereby agrees to waive a portion of its Management Fee in the amount of 1.25% (the “Fee Waiver”) and further agrees to accept a Management Fee payable by the Fund an annual rate 0.25% of the Fund’s average monthly net assets for the Effective Period (as defined below).

2.	The Fee Waiver shall become effective upon the Fund’s commencement of operations and shall continue through the last day of the twelfth full month of the Fund’s operations (the “Effective Period”).

3.	The Fee Waiver described in Section 1 above is irrevocable an not subject to any recoupment by HFMC.

4.	HFMC acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

5.	This Agreement may be amended or terminated prior to September 30, 2024, by written agreement between Fund and HFMC upon the approval of such amendment or termination by the Board of Trustees.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

__________________________________
Name:
Title:

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

__________________________________
Name:
Title:

Document Revision History:

Initially Approved on: [November 10, 2022]